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Tel: (800) 347-7010                                         Corp. Communications
                                                             Tel: (604) 293-7857


THE LOEWEN GROUP INC.                                               EXHIBIT 99-1
       (NYSE, TSE, ME: LWN)                                                 NEWS




                              FOR IMMEDIATE RELEASE
            THE LOEWEN GROUP CHAIRMAN & CEO INCREASES SHARE OWNERSHIP

VANCOUVER, BC, June 5, 1997 -- Raymond L. Loewen, Chairman and Chief Executive Officer of The Loewen Group Inc., announced today that he has acquired 500,000 Common shares of the Company from a public offering of 12,000,000 Common shares at a price to the public of $33 US. As a result, he, together with his wife Anne Loewen, beneficially own an aggregate of 8,837,381 Common shares of The Loewen Group Inc.

Mr. Loewen has options to acquire a further 1,492,935 Common shares. Under the Company's Management Equity Investment Plan, he has in aggregate, rights to acquire 2,000,000 common shares starting in 1999.

The purpose of this purchase is for investment purposes. Mr. Loewen intends to hold these shares, and may make additional purchases in the future.

With corporate offices in Vancouver, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates approximately 1,000 funeral homes and over 370 cemeteries across the Untied States and Canada. Over 90%

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of the Company's revenue is derived from the United States.

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